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                                                                    EXHIBIT 99.1

                             JOHN H. HARLAND COMPANY

                  COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

                              ADOPTED JULY 16, 1996
                        AMENDED THROUGH DECEMBER 18, 2003

      1. Purpose. The purpose of the Plan is to enable John H. Harland Company (the "Company") to compensate non-employee Directors who contribute to the Company's success by their abilities, ingenuity and knowledge, and to better ensure that the interests of such Directors are more closely aligned with the interests of the Company's shareholders.

      2. Payment of Annual Retainer in Common Stock. An annual retainer fee covering the calendar year shall be paid in Common Stock of the Company, in such amount as approved by the Company's Board of Directors ("Board"). Such shares shall be issued in arrears on a quarterly basis, commencing June 30, 1996, representing consideration for services performed for the calendar quarter then ended. In the event that a Director has elected to defer receipt of the annual retainer, pursuant to Section 5 below, such annual retainer will be credited to his or her Account (as defined below) on a quarterly basis. The annual retainer shall be subject to increase or decrease by action of the Board.

      3. Payment of Other Annual Retainers. In addition to the annual Common Stock retainer, the Board may approve an annual cash retainer for all non-employee Directors as well as annual cash fees for the Chairs of Board Committees and the Lead Director, if any. Such payments shall be made quarterly in arrears. At the option of the Director, such retainers may be paid in shares of Common Stock, valued as set forth in Section 5(b)(iv) below. In the event the Director elects to defer receipt of such retainers, such amounts will be credited to his or her Account on a quarterly basis. Such retainers shall be subject to change by action of the Board.

      4. Meeting Fees. In addition to payment of the annual retainers provided for in Sections 2 and 3, each Director shall be paid such additional cash fees for attendance at Board and Board Committee meetings as approved by the Board from time to time. At the option of the Director, any of such fees may be paid or deferred in shares of Common Stock, valued as set forth in Section 5(b)(v) below.

      5. Deferral of Compensation. Directors may elect to defer the receipt of all or any portion of the annual retainers, as well as meeting and committee fees payable to such Director (the "Deferrable Compensation"), in accordance with the provisions of this Section 5.

            (a) Deferral of Compensation. A Director may elect to defer all or any portion of the Deferrable Compensation by executing and delivering an election form to the Company at

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such time and subject to such other conditions as the Company shall determine, provided that any such election shall be applicable only to future Deferrable Compensation with respect to which the Director, at the time of election, has no current right to receive. Any newly-elected Director may elect to defer Deferrable Compensation prior to the effective date of his or her election to the Board. Except as provided in Section 6, the election to defer Deferrable Compensation shall be irrevocable as to amounts earned following such election and shall remain in effect until a new election form is delivered to the Company.

            (b) Deferred Compensation Account.

                  (i) The Company shall establish a deferred compensation bookkeeping account (the "Account") for each Director electing to defer Deferrable Compensation. As of the date payments of Deferrable Compensation otherwise would be made to the Director, the Company shall credit to the Account, in cash or stock equivalents, the amount of Deferrable Compensation which the Director has elected to defer.

                  (ii) If the Director elects to defer and invest the annual cash retainers or meeting fees in cash, the Account shall be credited with the dollar amount of the deferral. Interest shall be credited to the cash balance in the Account as of the last day of each calendar month until the total cash balance in the Account has been paid out in accordance with the provisions hereof. The interest rate for each calendar month shall be equal to the Prime Rate in effect as of the last business day of the month as published in the Wall Street Journal.

                  (iii) If the Director elects to defer the annual Common Stock retainer referred to in Section 2, the Account shall be credited with stock equivalents on a quarterly basis equal to the number of shares of Common Stock deferred by the Director.

                  (iv) If the Director elects to defer and invest the annual cash retainers referred to in Section 3 in shares of Common Stock, the stock balance in the Account shall be credited as of the last day of the calendar quarter with stock equivalents computed by dividing the amount of such retainer (prorated for such quarter) by the closing price of the Common Stock on the New York Stock Exchange on such date.

                  (v) If the Director elects to defer and invest the meeting fees referred to in Section 4 in shares of Common Stock, the stock balance in the Account shall be credited as of the meeting date with stock equivalents computed by dividing the amount of such fee by the closing price of the Common Stock on the New York Stock Exchange on such date.

                  (vi) The stock balance in the Account shall be credited as of the payment date for any cash dividend on the Common Stock with additional stock equivalents computed by multiplying the per share dividend by the number of stock equivalents credited to the Account and dividing the product thereof by the closing price of the Common Stock on the New York Stock Exchange on the dividend payment date. The Account shall be credited as of the payment date for any stock dividend on the Common Stock with additional stock equivalents

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computed by multiplying the per share dividend by the number of stock equivalents credited to the Account.

            (c) Distribution.

                  (i) Except as otherwise provided in the Plan, the balance in the Account shall be paid out to the Director commencing on the date which the Director has specified on the election form; provided, however, that such commencement date must begin no later than the Director's 65th birthday or upon termination of the Director's service as a Director, whichever is later. The balance in the Account shall be paid either in a lump sum or, at the Director's election, in monthly, quarterly or annual installments, over a period not to exceed 10 years from the commencement date. Distributions of stock equivalents may not be made more frequently than semi-annually. An election to change the method and/or timing of distribution with respect to the Account must be received by the Company prior to January 1 of the calendar year in which distributions are to be made pursuant to such election. The lump sum or first periodic installment shall be paid by the Company as promptly as practicable, but not more than 30 days following the initial date of payment as determined above.

                  (ii) Notwithstanding the provisions of paragraph 5(c)(i), in the event the Director is removed from the Board, other than after a Change in Control, as defined below, the balance in the Account shall be payable in a lump sum within 30 days after January 1 of the following year.

                  (iii) In the event of the death of the Director, the balance in the Account shall be payable in a lump sum to the beneficiaries designated by the Director on a form provided to the Company or, in the absence of such designation, to the estate of the Director. The provisions of the Plan shall apply to and be binding upon the beneficiaries, distributees and personal representatives and any other successors in interest of the Director.

                  (iv) In the event of disability, the payment commencement date and/or payment schedule with respect to the balance in the Account may be accelerated by the Board's Governance Committee in its sole discretion.

                  (v) Distribution of the cash credited to the Account shall be made in cash. Distribution of stock equivalents credited to the Account shall be rounded down to the nearest whole share of Common Stock; fractional shares shall be accumulated until such time as a final distribution is made, in which case any fractional share shall be paid in cash in an amount equal to the fractional share multiplied by the closing price of the Common Stock on the date of final distribution.

                  (vi) The Company shall deduct from all distributions hereunder any taxes required to be withheld by the federal or any state or local government.

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      6. Change in Control; Acceleration of Distribution.

            (a) Notwithstanding any other provision of the Plan, if a Change in Control occurs and within one year subsequent to such Change in Control either the Director ceases to serve as a member of the Board or the Plan is terminated, then the balance in the Account shall be payable in a lump sum to the Director within 30 days after January 1 of the calendar year following the year in which such subsequent event takes place, unless such Director has completed a new election form after the Change in Control but prior to the occurrence of such subsequent event, in which case the provisions of paragraph (b) below will no longer be applicable.

            (b) Distributions of the stock equivalents in the Account shall be made in cash in an amount equal to the number of stock equivalents to be distributed multiplied by the average closing price of the Common Stock for the five trading days immediately preceding either (i) the date on which the right to such distribution arose (that is, the date of termination of the Plan or the Director's service on the Board), or (ii) the date of the Change in Control, whichever is greater. For purposes of this paragraph, "Common Stock" means the Common Stock of the Company or of the continuing or surviving corporation following a Change in Control, as applicable.

            (c) A "Change in Control" shall be defined to mean (i) a merger, consolidation or reorganization of the Company in which, as a consequence of the transaction, the incumbent Directors immediately prior to such transaction do not constitute a majority of the directors of the continuing or surviving corporation; (ii) the acquisition, directly or indirectly, of the power to vote 50% or more of the outstanding Common Stock of the Company by any person, entity or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934); or (iii) any sale or other transfer, in one or a series of transactions, of all or substantially all of the assets of the Company; unless, in any case, a majority of the incumbent Directors determines that such transaction or event shall not, for purposes of the Plan, be deemed a Change in Control.

            (d) The Company shall promptly reimburse the Director for all legal fees and expenses reasonably incurred in successfully obtaining or enforcing any right or benefit provided under this Section.

      7. Six Month Holding Period and Other Restrictions. All shares of Common Stock issued under the Plan must be held for six months from the date of issuance prior to any disposition by the Director. The Directors are subject to the restrictions of Section 16(b) of the Securities Exchange Act of 1934, and may not resell such Common Stock except pursuant to a Registration Statement or an exemption from the registration requirements under the Securities Act of 1933. The Company may endorse on certificates representing shares of Common Stock issued pursuant to the Plan such legends referring to applicable restrictions on resale as it deems appropriate.

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      8. Issuance of Common Stock. The maximum number of shares of Common Stock available for issuance pursuant to the Plan shall be 200,000 shares, subject to adjustment as set forth in Section 9. The shares of Common Stock issuable to Directors under the Plan may be issued from shares held in the Company's treasury or from authorized and unissued shares.

      9. Adjustment to Shares of Stock Issuable Pursuant to Plan. In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock split, stock dividend or recapitalization of the Company, an equitable adjustment shall be made to the number of shares issuable under the Plan, the amount of the annual Common Stock retainer set forth in Section 2 and the number of stock equivalents credited to the stock balance in the Account for any Director, as the Board determines is necessary or appropriate, in its discretion, to give proper effect to such corporate action. Any such adjustment determined in good faith by the Board shall be conclusive and binding for all purposes of the Plan.

      10. Amendments. The provisions of Section 6 may not be amended or modified after the occurrence of a Change in Control. The Plan may otherwise be amended, modified or terminated by the Board at any time, provided that no such action shall reduce the amounts credited to the Account of any Director immediately prior to such action or change the time, method or manner of distribution of such Account.

      11. Miscellaneous.

            (a) The provisions of the Plan shall be binding upon and enforceable against the Company and/or the continuing or surviving corporation in a Change of Control.

            (b) Neither the Director nor any other person shall have any interest in any fund or in any specific asset of the Company by reason of amounts credited to the Account of a Director hereunder, or the right to exercise any of the rights or privileges of a shareholder (including the right to vote) with respect to any stock equivalents credited to the Account or to receive any distribution under the Plan except as expressly provided for in the Plan. Distributions hereunder shall be made from the general assets of the Company, and the rights of the Director shall be those of an unsecured general creditor of the Company.

            (c) The interest of the Director under the Plan shall not be assignable by the Director or the Director's beneficiary or legal representative, either by voluntary assignment or by operation of law, and any such attempted assignment shall be ineffective to transfer the Director's interest; provided, however, that (i) the Director may designate beneficiaries to receive any benefit payable under the Plan upon death, and (ii) the legal representative of the Director's estate may assign his or her interest under the Plan to the persons entitled to any such benefit.

            (d) Nothing contained herein shall impose any obligation on the Company to continue the tenure of the Director beyond the term for which such Director has been elected or prevent his or her removal.

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            (e) The Plan shall be interpreted by and all questions arising in connection therewith shall be determined by the Governance Committee of the Board, whose interpretation or determination shall be conclusive and binding.

            (f) If any amounts deferred pursuant to the Plan are found in a final judgment or other order to have been includible in gross income by a Director prior to payment of such amounts from his or her Account, such amounts shall be immediately paid to such Director, notwithstanding any election pursuant to Section 5.

            (g) The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Georgia.

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